First Franklin Corporation
                            401 East Court Street
        P.O. Box 85350 / Cincinnati, Ohio 45201-5350 / (513) 721-1031




October 11, 1996


FOR IMMEDIATE RELEASE


CONTACT:  Thomas H. Siemers
          President and CEO
          513-721-0808




Excluding the one time special assessment to recapitalize the Savings Association Insurance Fund (SAIF), First Franklin Corporation, the parent of Franklin Savings and Loan Company, Cincinnati, Ohio announced today earnings of $349,000 ($.29 per share) for the third quarter of 1996 and $984,000 ($.81 per share) for the first nine months of this year. This compares to earnings of $308,000 ($.25 per share) for the third quarter of 1995 and $927,000 ($.75 per share) for the nine months ended September 30, 1995.

The one time SAIF special assessment of $1,150,000 ($759,000 after taxes) resulted in a loss of $410,000 ($.34 per share) for the third quarter 1996 and a $225,000 ($.18 per share) profit for the nine months ended September 30, 1996.

First Franklin conducts its business through its subsidiary Franklin Savings, with seven full service offices located in Hamilton County, Ohio.